UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported) March 30, 2016

Radian Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11356	23-2691170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 231 - 1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 30, 2016, Radian Group Inc. (the “Company”) entered into a Severance Agreement and Release with Joseph D’Urso, former President of Clayton Holdings LLC, the Company’s mortgage and real estate services business (“Clayton”).  As previously disclosed, Mr. D’Urso’s employment with Clayton terminated effective March 8, 2016.  Pursuant to the Severance Agreement and Release, Mr. D’Urso will be entitled to severance payments and other benefits that are substantially similar to those provided in connection with an involuntary termination “other than for cause” under his  Executive Officer Agreement with the Company, dated May 5, 2014 (which is substantially similar to the Form of Severance Agreement filed as exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 30, 2010), except as follows:  Under the Severance Agreement, 75% of the stock options and performance-based restricted stock units awarded to him in 2014, and 50% of the stock options and performance-based restricted stock units awarded to him in 2015 will remain eligible for future vesting, in each case subject to achievement of applicable performance criteria established by the terms of the original grants.  Mr. D’Urso’s remaining unvested equity grants will be forfeited.
The Severance Agreement and Release will be effective April 7, 2016, unless earlier revoked by Mr. D’Urso.  Under his Executive Officer Agreement and the Severance Agreement and Release, Mr. D’Urso has agreed, among other things, not to compete with the Company and not to solicit the Company’s employees or customers for twelve months following his termination.
The foregoing is not a complete description of all of the terms and conditions of the Severance Agreement and is qualified in its entirety by reference to the full text of that agreement, which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.
(Registrant)

Date: April 5, 2016	By:	/s/ Edward J. Hoffman
Edward J. Hoffman
General Counsel and Corporate Secretary